Exhibit 10.4

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into this 27th  day of February, 2012, between Gallery Management Holding Corp., a Colorado corporation (the “Company”), and Kyle Estes (“Employee”).

In consideration of the promises and covenants set forth below, the parties hereto agree as follows:

1. Employment.

The Company hereby agrees to employ Employee, and Employee hereby agrees to accept such employment with the Company, on the terms and conditions set forth herein.

2. Term.

The employment of Employee by the Company as provided in this Agreement will commence as of February 27, 2012 or such other date as the parties agree (the “Start Date”), and end on the date that is two (2) years later, unless further extended or sooner terminated as hereinafter provided.  On the second anniversary of the Start Date, and such date of each year thereafter (each an “Extension Date”), the term of Employee’s employment hereunder shall automatically be extended for one additional year unless, prior to such Extension Date, either party delivers written notice to the other party that the term of Employee’s employment hereunder will not be extended or that Employee’s employment is otherwise terminated pursuant to the terms of this Agreement.

3. Position and Duties.

Employee shall serve as a Project Manager or such other position or positions as may be agreed upon by Employee and the Board of Directors of the Company.  Employee shall at all times perform his duties and obligations faithfully and diligently and shall devote his business time, attention and efforts to the business of the Company.  Employee shall industriously perform his duties under the supervision of and report to the Chief Executive Officer or such other officer of the Company as he may be directed and shall accept and comply with all reasonable directions from and all reasonable written policies established from time to time by the Company.

4. Compensation and Related Matters.

(a) Salary.  During the term of Employee’s employment hereunder, the Company shall pay to Employee an annual base salary of $135,000, payable in accordance with the Company’s customary payroll practices, commencing as of January 1, 2012.  Annual base salary will be increased (but not decreased) from time to time as the Board of Directors may determine.

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(b) Stock Purchase Right and Options.  The Company shall grant to Employee the right to purchase 500,000 shares of restricted common stock at a purchase price of $0.001 per share, which shares shall immediately vest.  Additionally, upon the effective date of the Company’s 2012 Stock Incentive Plan (the “Plan”), the Company shall grant to Employee options to purchase 500,000 shares of Company Common Stock which options shall be subject to the terms of the Plan and the related Stock Option Agreement (as such term is defined in the Plan).  The options shall vest and become exercisable on the first anniversary of this Agreement, so long as Employee is an employee of the Company on such vesting date, subject to the other provisions of this Agreement.

(c) Vacations.  During the term of Employee’s employment hereunder, Employee shall be entitled to such vacation, and to compensation with respect to earned but unused vacation days, determined in accordance with the Company’s vacation policy.

(d) Expenses.  During the term of Employee’s employment hereunder, Employee shall be entitled to receive reimbursement for all reasonable out-of-pocket travel and other expenses (excluding ordinary commuting expenses) incurred by Employee in performing Employee’s services hereunder, provided that Employee furnishes to the Company adequate documentary evidence for the substantiation of such expenditures and Employee otherwise complies with Company policies with respect to expense reimbursement.

(e) Bonuses.  Employee shall be entitled to receive a bonus of $15,000 on the first anniversary date of this Agreement so long as Employee remains employed as of such date. The Board of Directors may, from time to time, establish cash and stock bonus plans or arrangements.  Employee shall be entitled to participate in such plans or arrangements in the sole discretion of the Board of Directors.

(f) Benefits.  If the Company provides its employees generally with health and medical insurance, disability insurance, director and officer insurance, or any other benefits and advantages, then Employee shall be entitled to the same insurance, benefits and advantages.

5. Termination.

(a) Termination for Cause.

(1)           The Company may at any time upon notice to Employee terminate this Agreement and Employee’s employment hereunder for “Cause” pursuant to the provisions of this Section 5(a).

For purposes of this Agreement, the Company shall have “Cause” to terminate Employee’s employment hereunder upon thirty (30) days written notice, and Employee’s failure to cure, any of the following:

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(A) Employee’s material breach of any provision or covenant of this Agreement, provided that Employee first shall have received prior written notice from the Board of Directors expressly addressed to Employee stating with specificity the nature of such material breach and affording Employee a reasonable opportunity, as soon as reasonably practicable, but in no event more than thirty (30) days, to initiate appropriate action to cure the material breach complained of; or

(B) Employee’s material failure or refusal to perform Employee’s duties as determined by the CEO or the Board of Directors, provided that Employee first shall have received prior written notice expressly addressed to Employee stating with specificity the nature of such material failure or refusal and affording Employee a reasonable opportunity, as soon as reasonably practicable, but in no event more than thirty (30) days, to initiate appropriate action to correct the acts or omissions complained of; or

(C) Employee’s material breach of any provision or covenant of the Proprietary Information and Invention Assignment Agreement referred to in Section 6 and attached hereto as Exhibit B; or

(D) Employee’s conviction of, admission of guilt to or plea of nolo contendre or similar plea (which, through lapse of time or otherwise, is not subject to appeal) with respect to any felony or any other crime involving moral turpitude; or

(E) Employee’s conviction of, admission of guilt to or plea of nolo contendre or similar plea (which, through lapse of time or otherwise, is not subject to appeal) with respect to any crime or offense of theft, embezzlement, fraud, misappropriation of funds or other act of dishonesty by Employee involving money or other property of the Company or any Subsidiary or Affiliate committed after the date of this Agreement; or

(F) Any act by Employee in violation of Section 6 or any disclosure by Employee in violation of Section 7; or

(G) Employee’s engagement in any transaction involving a material conflict of interest that was not disclosed to and approved by the Chief Executive Officer or the Board of Directors; or

(H) An intentional misrepresentation by the Employee that is likely to have a material adverse impact on the business operations or financial or other condition of the Company; or

(I) Unless otherwise approved by the CEO or the Board of Directors, the securing by Employee of any personal profit in connection with the Company’s business except as contemplated by this Agreement; or

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(J) Employee’s use of alcohol, which use interferes with the performance of Employee’s duties under this Agreement, or Employee’s use of illegal narcotics; or

(K) Employee’s violation of any Company policy, including any Company policy relating to discrimination or harassment; or

(L) Employee’s engagement in any violation of law in Employee’s capacity as an employee of the Company or any breach by Employee of Employee’s duty of loyalty to the Company.

(2) If this Agreement is terminated by the Company for Cause pursuant to this Section 5(a), the Company shall have no further obligation or liability to Employee, except that Employee shall be entitled to receive only (i) Employee’s salary as set forth in Section 4(a) which has been earned up to the Date of Termination, (ii) compensation for any accrued and unused vacation up to the Date of Termination, (iii) reimbursement pursuant to Section 4(c) for business expenses incurred up to the Date of Termination, and (iv) any other payments or benefits required by law (collectively, the “Minimum Payments”).  Upon any termination for Cause, all vesting of any restricted stock, options or other equity awards shall immediately cease.

(b) Death.

(1) This Agreement and Employee’s employment hereunder shall terminate automatically upon Employee’s death.

(2) If this Agreement is terminated because of Employee’s death pursuant to this Section 5(b), the Company shall have no further obligation or liability to Employee, except that Employee or his estate shall be entitled to receive only the Minimum Payments. Upon Employee’s death, all vesting of any restricted stock, options or other equity awards shall immediately cease.

(c) Disability.

(1) If Employee becomes disabled during Employee’s employment hereunder, this Agreement and Employee’s employment hereunder shall terminate on the date of determination by the Board of Directors of the Company of such disability. As used herein, “disability” shall mean any condition that renders Employee incapable of performing substantially all of his managerial and executive services hereunder for ninety (90) days or more in the aggregate during any calendar year, and which at any time after such ninety (90) days the Company’s Board of Directors shall determine continues to render Employee incapable of performing his managerial and executive services hereunder.

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(2) If this Agreement is terminated because of Employee’s disability pursuant to this Section 5(c), the Company shall have no further obligation or liability to Employee, except that Employee shall be entitled to receive only (i) the Minimum Payments, and (ii) a severance payment of six (6) months of Employee’s then current salary as set forth in Section 4(a) payable in a lump sum within thirty (30) days after the Date of Termination or as otherwise mutually agreed to by the parties.  Upon any termination for disability, all vesting of any restricted stock, options or other equity awards shall immediately cease.

(d) Termination Other Than for Cause, Death or Disability.

(1) The Company shall, for any reason, be entitled to terminate this Agreement and Employee’s employment hereunder at any time without Cause and other than on account of Employee’s death or disability pursuant to this Section 5(d).

(2) If this Agreement is terminated by the Company pursuant to this Section 5(d), the Company shall have no further obligation or liability to Employee, except that Employee shall be entitled to receive only (i) the Minimum Payments, and (ii) a severance payment of six (6) months of Employee’s then current salary as set forth in Section 4(a) payable in a lump sum within thirty (30) days after the Date of Termination or as otherwise mutually agreed to by the parties.  Upon any termination under this Section 5(d), all restricted shares, options and other equity awards subject to any vesting restrictions shall immediately vest and become exercisable.

(e) Termination of Employment Following a Change of Control.  If within one year following a “Change of Control of the Company” (i) Employee terminates his employment for Good Reason, (ii) the Company terminates Employee’s employment other than for Cause, death or disability, or (iii) the Company delivers notice to Employee that it is not extending the term of Employee’s employment pursuant to Section 2 of this Agreement for one year, then the Company shall be obligated to pay to Employee or Employee’s estate the payments and benefits provided in Subsection 5(d)(2) above.

For purposes of this Agreement, “Good Reason” means and shall exist if, without Employee’s express written consent, (i) the Company substantially reduces Employee’s salary or other fixed compensation or (ii) the Company breaches any material term of this Agreement and fails to cure such breach within thirty (30) days after receipt of written notice from Employee.

For purposes of this Agreement, a “Change of Control” of the Company shall be deemed to have occurred if:

(1)           the members or Board of Directors of the Company approve a definitive agreement to sell, transfer, or otherwise dispose of all or substantially all of the Company’s assets and properties; or

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(2)           any “person” (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities; provided, however, that the following shall not constitute a “Change in Control” of the Company:

(A)
any acquisition directly from the Company (excluding any acquisition resulting from the exercise of a conversion or exchange privilege in respect of outstanding convertible or exchangeable securities); or

(B)	any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or

(3)	the members of the Company approve the dissolution or liquidation of the Company; or

(4)
the member of the Company approve a definitive agreement to merge or consolidate the Company with or into another entity or entities or to otherwise reorganize the Company, the result of which merger, consolidation or reorganization is that less than 50% of the outstanding voting securities of the surviving, resulting or acquiring entity are, or are to be, owned by holders of the Company’s membership interests immediately prior to the merger.

Upon any termination following a Change in Control or for Good Reason under this Section, all shares of restricted stock, options and other equity awards subject to vesting shall immediately vest and shall become exercisable, if applicable.

(f) Resignation.  Employee may resign and terminate this Agreement at any time, in writing or verbally to any executive officer of the Company without “Good Reason.”  Upon any resignation, the Company shall have no further obligation or liability to Employee, except that Employee shall be entitled to receive the Minimum Payment.

(g) Notice of Termination.  Any termination of Employee’s employment by the Company or by Employee (other than termination pursuant to Section 5(b) above or a resignation by Employee under Section 5(f) above) shall be communicated by a written Notice of Termination to the other party hereto.

For purposes of this Agreement, a “Notice of Termination” means a notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth the circumstances which provide a basis for termination of Employee’s employment under the provisions so indicated, and (iii) if the termination date is other than the date of receipt of such notice, specifies the termination date of this Agreement (which date shall not be more than thirty (30) days after the giving of such notice).

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(h) Date of Termination.  “Date of Termination” shall mean the date of death, the date of the determination of a disability, or the date of receipt of the Notice of Termination or the date specified therein, as the case may be.

(i) Release and Waiver.  Payments to the Employee under this Section 5 are contingent upon the Executive’s execution of a release and waiver substantially in the form of Exhibit A hereto.

6. Covenants.

(a) Noncompetition.  During the Term and for a period of two (2) years following the date of termination regardless of the reason (such period following the Term, the “Restricted Period”), the Employee shall not engage in Competition, as defined below, with the Company; provided, that it shall not be a violation of this Section 6 for the Employee to become the registered or beneficial owner of up to five percent (5%) of any class of the capital stock of a corporation registered under the Securities Exchange Act of 1934, as amended, provided that the Employee does not actively participate in the business of such corporation until such time as this covenant expires.

For purposes of this Agreement, “Competition” by the Employee means the Employee’s engaging in, or otherwise directly or indirectly being employed by or acting as a consultant or lender to, or being a director, officer, employee, principal, agent, stockholder, member, owner or partner of, or permitting his name to be used in connection with the activities of any other business or organization which competes, directly or indirectly, with the business of the Company as the same shall be constituted at any time during the Term.

(b) Solicitation of Employees

.  During the Restricted Period, the Employee agrees that he will not, directly or indirectly, for his benefit or for the benefit of any other person, firm or entity, do any of the following:

(1) solicit from any customer doing business with the Company as of the date of termination that is known to Employee, business of the same or of a similar nature to the business of the Company with such customer;

(2) solicit from any potential customer of the Company that is known to the Employee business of the same or of a similar nature to that which has been the subject of a known written or oral bid, offer or proposal by the Company, or of substantial preparation with a view to making such a bid, proposal or offer, within six (6) months prior to such Date of Termination;

(3) solicit the employment or services of any person who was known to be employed by or was a known consultant to the Company upon the Date of Termination, or within six (6) months prior thereto; or

(4) otherwise knowingly interfere with the business or accounts of the Company.

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The Employee and the Company agree and acknowledge that the Company has a substantial and legitimate interest in protecting the Company’s Confidential Information and goodwill. The Employee and the Company further agree and acknowledge that the provisions of this Section 6 are reasonably necessary to protect the Company’s legitimate business interests and are designed to protect the Company’s Confidential Information and goodwill.

The Employee agrees that the scope of the restrictions as to time, geographic area, and scope of activity in this Section 6 are reasonably necessary for the protection of the Company’s legitimate business interests and are not oppressive or injurious to the public interest. The Employee agrees that in the event of a breach or threatened breach of any of the provisions of this Section 6 the Company shall be entitled to injunctive relief against the Employee’s activities to the extent allowed by law, and the Employee waives any requirement for the posting of any bond by the Company in connection with such action. The Employee further agrees that any breach or threatened breach of any of the provisions of Section 6 would cause injury to the Company for which monetary damages alone would not be a sufficient remedy.

(c) Enforceability

. The covenants set forth in Section 6(a) and 6(b) shall be construed as an agreement independent of any other provision of this Agreement, and the existence of any claim or cause of action of Employee against the Company or against any of its Subsidiaries or Affiliates, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of any of such covenants. Employee expressly waives any right to assert inadequacy of consideration as a defense to enforcement of any of the provisions of this Section 6. Employee and the Company hereby acknowledge that it is the desire and intent of Employee and the Company, and Employee and the Company hereby agree, that the terms and provisions of this Section 6 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought.

(d) Publicity. The Employee agrees that the Company may use, and hereby grants the Company the nonexclusive and worldwide right to use, the Employee’s name, picture, likeness, photograph, signature or any other attribute of the Employee’s persona (all of such attributes are hereafter collectively referred to as “Persona”) in any media for any advertising, publicity or other purpose at any time, either during or subsequent to his employment by the Company. The Employee agrees that such use of his Persona will not result in any invasion or violation of any privacy or property rights the Employee may have; and the Employee agrees that he will receive no additional compensation for the use of his Persona. The Employee further agrees that any negatives, prints or other material for printing or reproduction purposes prepared in connection with the use of his Persona by the Company shall be and are the sole property of the Company.

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7. Confidentiality.

(a) Covenants

. Employee acknowledges and agrees that Employee has been and will continue to be entrusted with trade secrets and proprietary information regarding Inventions (as defined in the Proprietary Information and Invention Assignment Agreement attached hereto as Exhibit B), the products, processes, know-how, designs, formulas, marketing techniques and future business plans, customer lists and information concerning the identity, needs and desires of actual and potential customers of the Company, its Subsidiaries or its Affiliates, competitive analyses, pricing policies, the substance of agreements with customers and others, marketing or concession arrangements, servicing and training programs and arrangements, developmental or experimental work, improvements, inventions, formulas, ideas, designs, computer programs, data bases, other original works of authorship, financial information or other subject matter pertaining to any business of the Company or any of its Subsidiaries, Affiliates, consultants or licensees and all documents embodying such confidential information (collectively, “Confidential Information”), all of which derives significant economic value from not being generally known by others outside the Company. In connection with the foregoing, Employee specifically acknowledges (a) that the customer lists of the Company are confidential and not readily known by the Company’s competitors, (b) that such customers are particularly important to the Company’s business, (c) that business relationships between such customers and the Company normally would continue unless interfered with and (d) that solicitation of such customers by Employee, following termination of Employee’s employment under this Agreement, would cause injury to the Company’s business.

During the Term and thereafter during the Restricted Period, except for the sole benefit of the Company or with the express written consent of the Board of Directors, Employee shall not at any time, directly or indirectly, disclose to or permit to be known by any person, firm, corporation or other form of entity any Confidential Information acquired by Employee during the course of or as an incident to Employee’s employment under this Agreement, or as a result of Employee’s association with the Company or any of its Subsidiaries or Affiliates, whether or not relating to the Company or any of its Subsidiaries or Affiliates, the directors of the Company or its Subsidiaries or Affiliates, or any corporation, partnership or other entity owned or controlled, directly or indirectly, by any of the foregoing, or in which any of the foregoing has a beneficial interest, including the business affairs of each of the foregoing, except as required by law to be disclosed (in which case Employee first shall give the Company written notice of such requirement reasonably in advance of such anticipated required disclosure and shall assist the Company in obtaining a protective order or confidential treatment to the extent requested by the Company). Notwithstanding any of the foregoing, for purposes of this Agreement, the term “Confidential Information” shall not include any information that was in the public domain at the time of disclosure to Employee or that comes lawfully into the public domain without breach of this Agreement.

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(b) Enforceability

. The covenants set forth in Section 7 shall be construed as an agreement independent of any other provision of this Agreement, and the existence of any claim or cause of action of Employee against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of any of such covenants. Employee expressly waives any right to assert inadequacy of consideration as a defense to enforcement of any of the provisions of this Section 7. Employee and the Company hereby acknowledge that it is the desire and intent of Employee and the Company, and Employee and the Company hereby agree, that the terms and provisions of this Section 7 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought.

Proprietary Information and Invention Assignment Agreement

. As a material inducement to the Company to execute and deliver to Employee this Agreement, and as a condition to the enforceability of this Agreement against the Company, concurrently with Employee’s execution and delivery to the Company of this Agreement, Employee shall execute and deliver to the Company a Proprietary Information and Invention Assignment Agreement substantially in the form attached hereto as Exhibit B (the “Proprietary Information and Invention Assignment Agreement”).

8. Successors.

This Agreement is personal to the Employee and is not assignable by the Employee otherwise than by will or the laws of descent and distribution without the prior written consent of the Company’s Board of Directors. This Agreement shall inure to the benefit of and be enforceable by Employee’s legal representatives.  This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

9. Notice.

For purposes of this Agreement, notices, demands and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States registered mail, return receipt requested, postage prepaid, addressed as follows:

If to Employee:	Employee’s address as on file with the Company
If to Company:	Gallery Management Holding Corp.
4 Grouse Terrace
Lake Oswego, Oregon 97035
Attention: R. Patrick Garrett, CEO

or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt thereof.

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10. Entire Agreement.

This Agreement, together with the documents referenced herein, contains the entire agreement of the parties hereto with respect to the subject matter hereof.  It supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Employee by the Company.  Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, written, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement or promise not contained in this Agreement shall be valid or binding.

11. Amendment; Waiver; Governing Law.

No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in a writing signed by Employee and by such officer of the Company as may be specifically designated by the Company’s Board of Directors.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Oregon.

12. Validity.

The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

13. Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.

14. Survivability.

The provisions in Sections 6 and 7 of this Agreement shall survive any termination of this Agreement.

15. Withholding of Taxes; Tax Reporting.

Except as required by law, the Company will not withhold from any amounts payable under this Agreement all such Federal, state, city and other taxes.  The Company may file with appropriate governmental authorities all such information, returns or other reports with respect to the tax consequences of any amounts payable under this Agreement, as may, in its reasonable judgment, be required by law.

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16. Arbitration.

The parties hereby agree to submit all claims and disputes that may arise in connection with this Agreement to binding arbitration to AAA in Multnomah County, Oregon.  One arbitrator shall be mutually agreed by the parties.  All rules of the arbitration, including permissible discovery, shall be established by the Arbitrator.  Each party shall bear its own costs and expenses of the arbitration.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

GALLERY MANAGEMENT HOLDING CORP.,                                                                                                          EMPLOYEE
a Colorado corporation

GALLERY MANAGEMENT HOLDING CORP.,	EMPLOYEE
a Colorado corporation

By: /s/ R. Patrick Garrett	By: /s/ Kyle Estes
R. Patrick Garrett	Kyle Estes
Title: CEO

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EXHIBIT A

WAIVER AND RELEASE

For full and valuable consideration, I, Kyle Estes, hereby agree to the following Waiver and Release provision relating to my employment and its termination with Gallery Management Holding Corp. (the “Company”):

I hereby release and discharge the Company and its divisions, affiliates, parents, subsidiaries, predecessor and successor corporations, and the past and present directors, officers, management committees, stockholders, agents, servants, employees, representatives, administrators, partners, general partners, managing partners, limited partners, benefit plan fiduciaries and administrators, assigns, heirs, successors or predecessors in interest, adjusters and attorneys, from all rights, claims, causes of action and damages, both known and unknown, in law or in equity, concerning or arising out of my employment with the Company before the date of this Waiver and Release that I now have, or ever had, including, without limitation, all rights, claims, causes of action or damages arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Older Workers’ Benefit Protection Act, the Employee Retirement Income Security Act, the Americans with Disabilities Act, the Oregon Labor Code. And any other applicable pro vision of Oregon Law.

Dated:
Kyle Estes

A-1

EXHIBIT B

FORM OF PROPRIETARY INFORMATION AND

INVENTION ASSIGNMENT AGREEMENT

B-1